AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED MAY 29, 2026

Greenlite Holdings, Inc.

101 Park Ave, Suite 1300

Oklahoma City, OK 73102

801-474-7191 ext. 5

www.greenliteholdings.com

up to

37,500,000 shares of Class A Common Stock, consisting of 31,250,000 shares being sold for cash consideration and 6,250,000 available for issuance as Bonus Shares

Common Stock	Price to Public		Underwriting Discounts and Commissions (2)	Proceeds to Company Before Expenses
Per Share (3)	$2.000	(1)	$0	$2.000
Total Maximum	$62,500,000		$0	$62,500,000
Total Maximum Including Value of Bonus Shares	$75,000,000	(5)	$0	$75,000,000	(4)

The minimum investment in this offering (the “Offering”) is $250, or 125 shares of Class A Common Stock.

(1) The Company is offering up to 37,500,000 shares of Class A Common Stock, consisting of 31,250,000 shares being sold for cash consideration and 6,250,000 available for issuance as Bonus Shares, see “Plan of Distribution”.

(2) The Company will not use commissioned sales agents or underwriters.

(3) Does not include the effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution.”

(4) While the Company will not receive any additional consideration for the Bonus Shares issued as part of this Offering, pursuant to Rule 251(a) the total value of the Offering, as reflected here and in Part I of the Offering Statement of which this Offering Circular is part, the total calculated proceeds of $75,000,000 is composed of $62,500,000 of actual proceeds to the Company from investors, and the value of the Bonus Shares of $12,500,000. This full amount of $75,000,000 is the total amount the Company is offering towards its annual $75 million offering cap under Rule 251(a)(2).

Bonus Shares are available to investors based on the criteria discussed below under “Plan of Distribution.” Investors will pay full price for their securities, and if eligible, may receive Bonus Shares equal to an amount that is 20% of the number of shares purchased. Those investors not eligible for the maximum value of Bonus Shares will experience additional dilution compared to investors receiving 20% Bonus Shares.

This Offering does not have a minimum offering amount. The Company has not engaged a third-party escrow agent to hold investor funds.  All funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company into an account controlled by the Company.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

Each holder of Class A Common Stock, the securities sold in this offering, is entitled to one vote for each share of Class A Common Stock. Each holder of Series A-1 Preferred Stock is entitled to one vote for each share of Class A Common Stock into the Series A-1 Preferred Stock. Each holder of Class B Common Stock is entitled to eight votes for each share of Class B Common Stock. Except for matters reserved for holders of Preferred Stock, holders of our Class A Common Stock will vote together with the holders of Class B Common Stock and Series A-1 Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the company. Holders of the Class B Common Stock will continue to hold a majority of the voting power of all of the company’s capital stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 8

Sales of these securities will commence on approximately [___].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary – Implications of Financial Reporting Standard.”

SUMMARY

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company”, and similar terms refer to Greenlite Holdings, Inc., a Delaware Corporation.  On March 6, 2026, the Company effectuated a 1,167-for-1 stock split and all outstanding share of Common Stock were reclassified as Class B Common Stock; all the share numbers in this Offering Circular are on a post-split and post-reclassification basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Greenlite Holdings Company Overview

Greenlite Holdings Corp was incorporated on October 17, 2025 (“Inception”) under the laws of the State of Delaware. On March 6, 2026 the Company filed an Amended Certificate to among other items change its name to Greenlite Holdings, Inc. The Company is headquartered in Salt Lake City, Utah and operates as a real estate operating company (“REOC”). The Company’s business is focused on acquiring, renovating, and operating value-add and special-situation multifamily housing properties in select secondary markets, including Oklahoma City, Oklahoma. The Company intends to build a scalable operating platform that targets multifamily assets with physical, operational, and/or capital-structure inefficiencies located in Oklahoma City, Oklahoma and similarly situated markets throughout the United States. Through a disciplined underwriting approach and institutional-quality asset management, the Company seeks to improve property performance and generate long-term value.

Offering Terms

Securities being offered	Up to 37,500,000 shares of Class A Common Stock, consisting of 31,250,000 shares being sold for cash consideration at $2.00 per share and 6,250,000 available for issuance as Bonus Shares.
Offering Amount	Up to $62,500,000 There is no minimum dollar amount of Securities that must be sold for this offering to close.
Class A Common Stock Share Price	$2.00
Minimum and Maximum Investment Amounts	Minimum investment amount $250
Class A Common Stock Outstanding prior to the first closing	525,015 (1)
Class B Common Stock Outstanding prior to the first closing	17,500,500
Series A-1 Preferred Stock Outstanding prior to the first closing	0
Class A Common Stock Outstanding after the Offering, assuming the Maximum Raise	38,025,015 (1)
Class B Common Stock outstanding after the Offering, assuming the Maximum Raise	17,500,500
Voting Rights

The founder will maintain voting control over the Company.  As a result, the founder will have the ability to make all significant corporate decisions, including the timing and terms of acquisitions, financing, and other strategic matters, without the consent of other investors. Investors may have limited ability to influence corporate matters, and the founder’s interests may not always align with those of other stockholders.

Our Class A Common Stock shareholders will have limited voting rights and may be bound by either a majority or supermajority vote.

Series A-1 Preferred Stock vote with Class A Common Stock on an as-converted basis.

Use of Proceeds	The Company intends to use the proceeds as follows: (i) real estate investment and acquisition, (ii) cash reserves, (iii) working capital and (iv) offering expenses.

(1)Does not include shares of Class A Common Stock issuable from the exercise of warrants.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not generally required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

RISK FACTORS

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to an Investment in our company

We have no prior operating history, and the prior performance of our Founder and its affiliates may not predict our future results.  We are a recently formed company and have no operating history. As of the date of this Offering Circular, we have not made any investments, we have approximately $77,000 cash on hand. You should not assume that our performance will be similar to the past performance of our Founder and his affiliates. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our securities.

We expect to raise additional capital through equity offerings, potentially providing substantial discounts on shares to large investors, and to provide employees with equity incentives. Therefore, your interest in the Company is likely to continue to be diluted. We may offer additional shares of our stock and/or other classes of equity or debt, including in a concurrent private offering, which would dilute the ownership percentage of investors in this offering. Further, we may offer substantial discounts on the price paid for our equity to investors investing significant amounts of money. This discount may immediately dilute the value of your stock. Therefore, the value of shares of investors who pay the full price in this offering may be diluted by investments made by investors entitled to the discount, who may pay less for the same stake in the Company. Moreover, additional securities in a concurrent private offering or in future offerings may be offered at a lower valuation, which would dilute the interest of investors in this offering. See “Dilution” for more information, especially the impact of a “down round.”

We are dependent on Jonathan Lewis, our Chief Executive Officer, and if we lose him, we will face significant hurdles to continuing operations. If the Company fails to attract and retain its key personnel, the Company may not be able to achieve its anticipated level of growth and its business could suffer. The Company’s future depends, in part, our Founder’s ability to attract and retain key personnel. Its future also depends on the continued contributions of the executive officers and other key personnel, each of whom would be difficult to replace.

In particular, Jonathan Lewis is critical to the management of the Company’s business and operations and the development of its strategic direction. The loss of his services and the process to replace him or any of key personnel would involve significant time and expense and may significantly delay or prevent the achievement of the Company’s business objectives.

The Company has not entered into any binding agreements with respect to any specific property, and there is no assurance that the Company will successfully acquire its initial multifamily investment.  The Company’s business plan contemplates the acquisition of an initial multifamily property, currently targeted in Oklahoma City, Oklahoma or another comparable U.S. secondary market, through a Company-controlled acquisition entity. However, as of the date of this offering, the Company has not entered into any letters of intent, purchase and sale agreements, or other binding commitments with respect to any particular property. The Company may be unable to identify, negotiate, or consummate an acquisition on terms acceptable to it, or at all.

Failure to complete an initial acquisition would materially and adversely affect the Company’s ability to implement its business plan, deploy offering proceeds, and generate revenues or returns for investors. Even if the Company identifies a potential acquisition, such transaction would be subject to numerous risks, including due diligence, financing availability, regulatory approvals, and market conditions, any of which could delay, prevent, or materially alter the proposed transaction.

Competition with other parties for real estate investments may reduce the Company’s profitability. The Company will compete with other entities engaged in real estate investment for the acquisition or sale of properties, including financial institutions, many of which have greater resources than the Company does. Larger entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital. Such competition could make it more difficult for the Company to obtain future funding, which could affect the Company’s growth as a Company.

The Company’s business depends on the successful operation of multifamily housing properties.  The Company intends to acquire, own, and operate multifamily residential properties. The performance of these properties depends on factors including occupancy levels, rental rates, operating expenses, tenant turnover, and the Company’s ability to manage properties efficiently. Adverse changes in any of these factors could reduce net operating income and adversely affect the Company’s financial performance.

Multifamily properties require ongoing capital expenditures, which may be greater than anticipated.  Multifamily housing requires continuous investment to maintain and improve property conditions, comply with building and safety codes, and remain competitive in local rental markets. Capital expenditures for repairs, renovations, and system replacements (including roofs, HVAC, plumbing, and electrical systems) may exceed original estimates, reducing cash available for distributions.

Tenant turnover and delinquency could adversely affect cash flow.  Multifamily properties are subject to the risk of tenant turnover, nonpayment of rent, and lease defaults. Economic downturns, job losses, or changes in local market conditions may increase delinquency rates or vacancy levels, which could reduce rental income and increase operating costs.

Secondary markets may experience greater economic volatility than primary markets.  The Company intends to focus on multifamily properties located in secondary markets. These markets may be more susceptible to economic fluctuations, industry concentration, population shifts, and changes in employment levels than primary metropolitan areas. A downturn in a local economy or the loss of a major employer could disproportionately impact rental demand, occupancy, and property values.

Secondary markets may have less liquidity and fewer exit opportunities.  Real estate investments in secondary markets may be more difficult to sell than similar assets in primary markets due to a smaller pool of buyers and reduced transaction activity. As a result, the Company may experience longer holding periods or be required to sell properties at prices below anticipated values.

Rental growth in secondary markets may be more limited. While secondary markets may offer lower acquisition costs, they may also experience slower rental growth and lower long-term appreciation compared to primary markets. There can be no assurance that projected rent increases or value appreciation will be achieved.

The Company may pursue value-add strategies that involve additional execution risk.  The Company may seek to increase property values through renovations, operational improvements, or repositioning strategies. These initiatives involve risks, including construction delays, cost overruns, supply chain disruptions, labor shortages, and tenant disruption. Failure to successfully execute these strategies could result in lower-than-expected returns or operating losses.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.  We rely upon the Founder and the real estate professionals he hires to identify and structure suitable investments for the Company. To the extent that such investment professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution. Delays we encounter in the selection of suitable projects would likely result in lower than expected returns or operating losses.

Additionally, the current market for residential and commercial properties that meet our objectives is highly competitive. The more Securities we sell in this offering, the greater our challenge will be to invest all of the net proceeds on favorable terms. Except for investments that may be described in supplements to this Offering Circular prior to the date you subscribe for our Securities, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management and oversight of our Founder, and the performance of any property manager hired by the Founder. We cannot be sure that our Founder and his team will be successful in obtaining investments for the Company on suitable terms.

Because this is a blind pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.  Though we may acquire investments, in whole or in part, currently owned by our Founder but general we have not yet to acquire or identify any investments that we may make, we are not able to provide you with any information to assist you in evaluating the merits of any specific investments that we may make, except for investments that may be described in supplements to this Offering Circular. Because you will be unable to evaluate the economic merit of assets before we invest in them, you will have to rely entirely on the ability of our management team to select suitable and successful investment opportunities. Furthermore, our management team will have broad discretion in implementing policies regarding the criteria used to evaluate particular investment projects, and you will not have the opportunity to review or evaluate the criteria. These factors increase the risk that your investment may not generate returns comparable to our competitors.

We may change our targeted investments and investment guidelines without shareholder consent.  Our management team may change our targeted investments and investment guidelines at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this Offering Circular. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market volatility, all of which could adversely affect the value of our Securities and the financial prospects of our Company.

We may invest the net proceeds from this offering in investments with which you do not agree and would not make directly. We will have a high degree of autonomy in investing the net proceeds of this offering. You will be unable to evaluate the manner in which the net proceeds of this offering are invested and will have no opportunity to assess our prospective investments. As a result, we may use the net proceeds from this offering to invest in investments with which you may not agree and would not support if you were evaluating the investment directly.

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.  In order to manage the significant risks inherent in our business, we must maintain effective policies procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses and a reduction in revenues.

We may be subject to liability, and suffer reputational damage, for security breaches of our computer systems. It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

Our due diligence of potential investments may not reveal all of the risks associated with such investments and may not reveal other weaknesses in such investments, which could lead to investment losses.  Before making an investment, our management team will assess the strengths and weaknesses of a particular property or portfolio of properties. In making the assessment and otherwise conducting customary due diligence, our team relies on resources available to it and, in some cases, an investigation by third parties. We cannot assure you that our team’s due diligence process will uncover all relevant facts or that any investment will be successful.

Uninsured losses relating to real property or excessive premiums for insurance coverage could reduce our cash flows and the value of your investment. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to significant limitations, such as large deductibles or co-payments. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves that we may establish and maintain, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that material harm the value of the Company.

We have no contractual limits on the geographic concentration of our investments in real estate. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.  We intend to initially focus our investments in properties in Oklahoma, City OK. These investments may carry the risks associated with significant geographical concentration. We have not established any investment limits to our exposure to these risks for our investments. As a result, properties underlying our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including reducing the demand for real estate and depressed rental values.

Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.  The illiquidity of our target investments may make it difficult for us to sell such investments if the need or desire arises. As a result, we expect many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Further downgrades of the U.S. credit rating, impending automatic spending cuts or a government shutdown could negatively impact our liquidity, financial condition and earnings.  Over the past few years, U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit rating downgrades and economic slowdowns, or a recession in the United States. Furthermore, negotiations over increasing the debt ceiling may result in significant budget cuts, including reductions in the Section 8 housing voucher program, which could have a material impact on our revenues and the value of the properties in which we invest. In addition, although U.S. lawmakers have passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the United States and global financial markets and economic conditions. With the improvement of the U.S. economy, the Federal Reserve may continue to raise interest rates, which would increase borrowing costs and may negatively impact our ability to access the debt markets on favorable terms. In addition, disagreement over the federal budget has, in the past, caused the U.S. federal government to essentially shut down for periods of time. Continued adverse political and economic conditions could have an adverse effect on our business and financial condition.

Renovation activities may temporarily reduce occupancy and cash flow.  Property renovations may require units to be taken offline or may disrupt existing tenants, leading to increased vacancy or concessions. These temporary disruptions could reduce short-term cash flow and delay the realization of anticipated improvements in operating performance.

The Company may use leverage, which increases exposure to adverse market conditions.  The Company may finance a portion of its multifamily acquisitions with debt. Leverage magnifies both gains and losses and may increase the risk of default during periods of reduced cash flow. Debt service obligations must be met regardless of property performance, and failure to comply with loan covenants could result in foreclosure or loss of the property.

Rising interest rates could adversely affect the Company’s results.  Increases in interest rates may raise borrowing costs, reduce the availability of financing, and negatively affect property values. Higher interest rates may also limit the Company’s ability to refinance existing indebtedness on favorable terms or at all, which could adversely impact cash flow and liquidity.

Risks Related to the Securities in this Offering

The Company may not raise sufficient funds to achieve its business objectives. The Company may not raise an amount sufficient for it to meet all of its objectives. Once the Company accepts your investment funds, there will be no obligation to return your funds. Even if other Securities are sold, there may be insufficient funds raised through this offering to cover the expenses associated with the offering or complete the development and implementation of the Company’s operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact the Company’s ability to implement and complete its planned use of proceeds.

The Company’s management has full discretion as to the use of proceeds from the offering. The Company presently anticipates that the net proceeds from the offering will be used by us for the acquisition of undetermined properties. The Company reserves the right, however, to use the funds from the offering for other purposes not presently contemplated herein but which are related directly to growing its current business. As a result of the foregoing, purchasers of the Securities will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions.

The Securities are restricted and there is currently no trading market for the Company’s securities.  The Securities are being offered pursuant to an exemption from registration under the Securities Act of 1933 which imposes substantial restrictions on the transfer of such securities.  Each investor should be aware of the long-term illiquid nature of his investment.  In no event may such securities be sold, pledged, hypothecated, assigned or otherwise transferred unless such securities are registered under the Securities Act and applicable state securities laws or the Company has received an opinion of counsel that an exemption from registration is available with respect thereto. Each investor should be prepared to bear the risk of such investment for an indefinite period of time. Moreover, here is currently no public trading market for any Securities, and an active market may not develop or be sustained.  If an active public or private trading market for the Securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Securities at any price.  Even if a public or private market does develop, the market price could decline below the amount you paid for your Securities.

The purchase prices for the Securities have been arbitrarily determined. The purchase price for the Securities has been arbitrarily determined by the Company and bears no relationship to the Company’s assets, book value, earnings or other generally accepted criteria of value. In determining pricing, the Company considered factors such as estimates of its business potential, the degree of equity or control desired to be retained by the founder and general economic conditions.

The Company’s Amended and Restated Certificate of Incorporation sets forth restrictions on the ability to transfer Securities. The Company’s Amended and Restated Certificate of Incorporation contains detailed provisions restricting the ability of holders to transfer certain classes of the Company’s securities, particularly shares of Class B Common Stock. In many cases, transfers of Class B Common Stock are limited to family members, permitted trusts, and other approved entities, and transfers outside of these permitted categories generally result in the automatic conversion of such shares into Class A Common Stock.

In addition, the Board of Directors retains the authority to approve or deny certain transfers, and the Company may require the delivery of affidavits or other documentation to determine whether a proposed transfer is permitted under the Amended and Restated Certificate of Incorporation. These restrictions are intended to preserve the Company’s ownership and control structure; however, they may significantly limit a stockholder’s ability to sell, assign, or otherwise transfer their securities.

As a result, investors may have limited or no ability to resell their securities, even if a market for the Company’s securities were to develop, and may be required to hold their investment for an extended period of time. These transfer restrictions could also reduce the value of the Company’s securities or make them less attractive to potential buyers, which could materially and adversely affect an investor’s ability to realize a return on investment.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card Company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018, entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Our founder controls a majority of the voting power through Class B common stock.  Our capital structure gives our founder significant control over the Company. Each share of Class A common stock has one vote, while each share of Class B common stock has eight votes. Our founder holds a majority of the Class B common stock and, as a result, controls a substantial majority of the Company’s total voting power.  Because of this, our founder can control or strongly influence important decisions, including the election of directors, approval of mergers or other major transactions, and changes to our governing documents. This control exists even if other stockholders, including holders of Class A Common Stock, disagree.  As a result, holders of Class A Common Stock will have limited ability to influence the outcome of stockholder votes. This concentration of control may delay or prevent a change in control of the Company or other transactions that some investors may believe are favorable.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors who purchase the Common Stock in this Offering. Certain investors who purchase Common Stock in this Offering are entitled to receive additional shares of Common Stock (the “Bonus Shares”) that effectively provide a discount on price based on the amount invested. The number of Bonus Shares will be determined by the status of the investor as a current stockholder, and engagement with the Company. These categories are cumulative and an investor will be eligible for any category for which they qualify, up to receiving a 20% bonus. Bonus Shares will effectively act as a discount to the price at which the Company is offering its stock. For more details, including all of the Bonus Shares being offered, see “Plan of Distribution”. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the company.

You must keep records of your investment for tax purposes. As with all investments in securities, if you sell the Class A Common Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if you make a profit, and record any loss to apply it to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold the Class A Common Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of the stock you sell. If you fail to keep accurate records or accurately calculate any gain on any sales of the stock, you may be subject to tax audits and penalties.

Risk Factors Related to the Real Estate Market

The Company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate. The properties the Company acquires will be subject to the risks typically associated with multifamily rental housing and real estate, which may be adversely affected by a number of risks, including:

●	natural disasters such as hurricanes, earthquakes and floods;

●	pandemics, such as COVID-19;

●	acts of war or terrorism, including the consequences of terrorist attacks;

●	adverse changes in national and local economic and real estate conditions;

●	an oversupply of (or a reduction in demand for) multifamily rental housing in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

●	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

●	costs of remediation and liabilities associated with environmental conditions affecting properties; and

●	the potential for uninsured or underinsured property losses.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions. The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for multifamily rental housing, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

Affordable housing properties are subject to regulatory requirements, compliance obligations, and rent limitations that could adversely affect financial performance. Affordable housing investments often involve adherence to federal, state, or local affordability regulations, including income qualification requirements, rent caps, reporting obligations, and periodic inspections. Non-compliance may result in penalties, loss of regulatory status, repayment obligations, or restrictions on future rent increases. Because affordable housing rents are typically capped below market levels, revenue potential may be limited relative to comparable conventional rentals. Operating expenses, such as maintenance, security, or tenant-support services, may rise faster than allowable rent increases. In addition, tenant turnover and vacancy risk may be higher in certain affordable housing segments. These factors could materially limit cash flow and reduce the ability of a series investing in affordable housing properties to achieve expected returns or make distributions to investors.

Risks Related to Compliance and Regulation

Costs imposed pursuant to governmental laws and regulations may reduce the Company’s net profit. Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. The Company could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of the Company’s tenants, the condition of properties at the time the Company buys them, operations in the vicinity of its properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect its properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder the Company’s ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages the Company must pay will reduce the value of your investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the Company’s investors. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us booking the property. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could Reduce the value of your investment.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions. Future properties that the Company may acquire may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce the Company’s net income and the value of your investment.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.  As a private company, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a private company. Therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have completed such evaluations.

Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.  We intend to conduct our operations so that neither we nor any subsidiaries we may establish will be required to register as an investment company under the Investment Company Act. We may own real estate and/or other real estate-related assets described below (i) directly; (ii); through wholly-owned subsidiaries; and/or (iii) through majority-owned subsidiaries controlled by the company.

The determination of whether an entity is a majority-owned subsidiary of the Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We intend to treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also intend to treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (which we refer to as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our Class A common shares, the sustainability of our business model and our ability to make distributions.

Furthermore, registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•limitations on capital structure;

•restrictions on specified investments;

•restrictions on leverage or senior securities;

•restrictions on unsecured borrowings;

•prohibitions on transactions with affiliates; and

•compliance with more onerous reporting, record keeping, voting, proxy disclosure and other rules and regulations.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations would increase our operating expenses and would divert management attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our NAV, the amount of funds available for investment and our ability to pay distributions to our shareholders could be materially adversely affected.

Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.  The financial industry has recently become more highly regulated. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds and companies. Such investigations may impose additional regulatory burdens and expenses on us, may require the attention of senior management of the Manager and may result in fines if we are deemed to have violated any regulations. In addition, the cost to maintain regulatory compliance has risen in the past few years and is likely to continue to rise.

Risks Related to our Conflicts of Interest

The Company may engage in transactions with affiliated parties, which could create conflicts of interest and may not be on terms as favorable as those that could be obtained from unaffiliated third parties.  The Company has adopted a Conflicts of Interest Policy that permits it to engage in transactions with affiliated entities, including Greenlite Holdings, LLC, as well as with officers, directors, and entities under common control. Such transactions may include acquisitions of assets, property management, construction, financing, advisory services, and other arrangements. Because these affiliated parties may have interests that differ from or conflict with those of investors, such transactions may involve inherent conflicts of interest.

Although the Company’s Board of Directors is required to review and approve related-party transactions, and conflicted persons must disclose their interests and recuse themselves from deliberations and voting, these procedures may not eliminate all potential conflicts or ensure that such transactions are as favorable to the Company as those that could be negotiated with independent third parties. In addition, in situations where independent directors are not serving on the Board, conflicted transactions may be approved by the full Board with conflicted parties recused, which may provide less independent oversight.

The Company intends to conduct affiliated transactions on an arm’s-length basis and to support such transactions with independent valuations, broker opinions, or other market evidence when appropriate, and to disclose material related-party transactions in its offering materials and periodic reports as required by Regulation A and other securities laws. However, there can be no assurance that these measures will fully protect investors from the risks associated with conflicts of interest, and any such transactions could result in less favorable financial or operating outcomes for the

Company than if the Company engaged only in transactions with unaffiliated third parties. Because of these and other potential conflicts, the Founder and Affiliates may make decisions that are more favorable to their own interests or to the interests of other affiliated entities than to the interests of the Company or its investors. There can be no assurance that conflicts of interest will be resolved in a manner favorable to invest.

The Company may make its initial acquisitions from entities or properties owned, directly or indirectly, by the Company’s founder or affiliates.  The Company may make its initial acquisitions from entities or properties owned, directly or indirectly, by the Company’s founder or affiliates. Such transactions may not be conducted on an arm’s-length basis, and the terms of these acquisitions may differ from those that would be negotiated with unaffiliated third parties. As a result, these transactions could involve higher prices, less favorable terms, or other conditions that may not maximize value for the Company or its investors. There can be no assurance that future acquisitions will be conducted on an arm’s-length basis, and investors may face risks associated with related-party transactions.

Risks Related to Our Organization and Structure

Unlike many real estate entities which are partnership or have REIT status we are subject federal and state taxes for corporations, which may reduce may be higher than other structures.  We are a corporation and are subject to federal and state taxation at the corporate level, which will reduce amounts available to re-invest in the company or to pay dividends, if at all, and may negatively impact the value of your shares as compared to equity interests in REITs or in a real estate partnership.

The Company is controlled by our Founder and he will continue to hold voting control of the Company after this offering.  The founder will maintain voting control over the Company. As a result, the founder will have the ability to make all significant corporate decisions, including the timing and terms of acquisitions, financing, and other strategic matters, without the consent of other investors. Investors may have limited ability to influence corporate matters, and the founder’s interests may not always align with those of other stockholders. Our Class A common shareholders will have limited voting rights and may be bound by either a majority or supermajority vote.

Risks Related to Forum Selection and Jury Waivers

Investors will be subject to the terms of the Subscription Agreement. As part of this investment, each investor will be required to agree to the terms of the Subscription Agreement included as an exhibit to the Offering Statement of which this Offering Circular forms a part. The Subscription Agreement requires investors to indemnify the Company for any claim of brokerage commissions, finders’ fees, or similar compensation. Legal conflicts relating to the Subscription Agreement will likely be heard in Delaware courts and will be governed by under Delaware law.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement or Amended and Restated Certificate of Incorporation, which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements. Investors in this offering will be bound by the Subscription Agreement and the Amended and Restated Certificate of Incorporation, both of which include a provision under which investors waive the right to a jury trial of any claim, other than claims arising under federal securities laws, that they may have against the Company arising out of or relating to these agreements. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If you bring a claim against the Company in connection with matters arising under the Subscription Agreement or Amended and Restated Certificate of Incorporation, other than claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under one of those agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

In addition, when the Securities are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the Securities or to the transferor with regard to ownership of the Securities, that were in effect immediately prior to the transfer of the Securities, including the Subscription Agreement and the Amended and Restated Certificate of Incorporation.

Our Amended and Restated Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.  Pursuant to our Amended and Restated Certificate of Incorporation to be effective in connection with the closing of this offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any claims in state court for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our bylaws, or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our certificate of incorporation will provide that neither the exclusive forum provision nor our federal forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Our Amended and Restated Certificate of Incorporation will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our certificate of incorporation described above. The forum selection clause in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provisions were to be challenged, we may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and board of directors.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $2.00 per share, the per share price of Class A Common Stock in this Offering as of May 29, 2026.

	25% of the Max Offering	50% of the Max Offering	75% of the Max Offering	100% of the Max Offering
Price Per Share (1)	$2.00	$2.00	$2.00	$2.00
Shares Issued	7,812,500	15,625,000	23,437,500	31,250,000
Gross Capital Raised	$15,625,000	$31,250,000	$46,875,000	$62,500,000
Less: Estimated Offering Costs	$2,343,000	$3,325,000	$4,888,000	$6,450,000
Net Offering Proceeds	$13,282,000	$27,925,000	$41,987,000	$56,050,000
Net Tangible Book Value Pre-Financing (2)	$(40,574)	$(40,574)	$(40,574)	$(40,574)
Net Tangible Book Value Post-Financing	$13,241,426	$27,884,426	$41,946,426	$56,009,426
Pre-Financing Shares Issued and Outstanding (3)	18,025,515	18,025,515	18,025,515	18,025,515
Post-Financing Shares Issued and Outstanding	25,838,015	33,650,515	41,463,015	49,275,515
Net tangible book value per share Pre-Financing	$0.00	$0.00	$0.00	$0.00
Net tangible book value per share Post-Financing	$0.51	$0.83	$1.01	$1.14
Dilution per share attributable to new investors ($)	$1.49	$1.17	$0.99	$0.86
Dilution per share attributable to new investors (%)	75%	59%	50%	43%

(1) Does not reflect the issuance of bonus shares.

(2) Net tangible book value is calculated as follows:

Total stockholders' equity at December 31, 2025	$(40,574)
Less: intangible assets	0
Equals tangible book value pre-financing	$(40,574)

(3) Includes shares on a post-split basis and reflects the securities issued to Mr. Turner in February 2026.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the Company’s employees or marketing partners. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger Company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2025, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●

In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●

In June 2026, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

USE OF PROCEEDS

The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale of, respectively, $15,625,000, $31,250,000, $46,875,000 and $62,500,000 of Common Stock offered for sale by the Company in this Offering.  The amounts reflect the shares sold for cash consideration.

25% of Max Offering

•Total Raise at 25%:  $15,625,000

•Net Proceeds: Balance after payment of offering expenses and related costs.

•Use of Net Proceeds

oReal Estate Investments (Acquisitions + CapEx):  60%

oCash Reserves (Lender-Required Liquidity):  10%

oCorporate / Working Capital:  15%

oOffering Expenses:  15%

50% of Max Offering

•Total Raise at 50%:  $31,250,000

•Net Proceeds: Balance after payment of offering expenses and related costs.

•Use of Net Proceeds

oReal Estate Investments (Acquisitions + CapEx):  64%

oCash Reserves (Lender-Required Liquidity):  10%

oCorporate / Working Capital:  15%

oOffering Expenses:  11%

75% of Max Offering

•Total Raise at 75%:  $46,875,000

•Net Proceeds: Balance after payment of offering expenses and related costs.

•Use of Net Proceeds

oReal Estate Investments (Acquisitions + CapEx):  68%

oCash Reserves (Lender-Required Liquidity):  10%

oCorporate / Working Capital:  14%

oOffering Expenses:  8%

100% of Max Offering

•Total Raise at 100%:  $62,500,000

•Net Proceeds: Balance after payment of offering expenses and related costs.

•Use of Net Proceeds

oReal Estate Investments (Acquisitions + CapEx):  70%

oCash Reserves (Lender-Required Liquidity):  10%

oCorporate / Working Capital:  12%

oOffering Expenses:  8%

Because the Offering is a “best efforts,” we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Overview

Greenlite Holdings, Inc. was incorporated on October 17, 2025 (“Inception”) under the laws of the State of Delaware. The Company is headquartered in Salt Lake City, Utah and operates as a real estate operating company (“REOC”). The Company’s business is focused on acquiring, renovating, and operating value-add and special-situation multifamily housing properties in select secondary markets, including Oklahoma City, Oklahoma. The Company intends to build a scalable operating platform that targets multifamily assets with physical, operational, and/or capital-structure inefficiencies located in Oklahoma City, Oklahoma and similarly situated markets throughout the United States. Through a disciplined underwriting approach and institutional-quality asset management, the Company seeks to improve property performance and generate long-term value.

Our Investment Process

The Company’s investment process generally includes sourcing, underwriting, due diligence, approval, execution and monitoring of multifamily properties.

Potential acquisitions are sourced through relationships with brokers, owners, and lenders, as well as internal screening of market data and loan maturity profiles. Investment opportunities are evaluated through underwriting that typically includes financial modeling, rent and comparable analyses, capital expenditure planning, and sensitivity analyses.

Transactions that advance beyond initial underwriting are subject to due diligence, which may include physical inspections, environmental assessments, legal and title review, and market analysis. Proposed acquisitions are reviewed in accordance with the Company’s internal approval procedures, including review by senior management and, for certain transactions, the board of directors.

Following acquisition, the Company seeks to implement property-level business plans and monitor operating performance through ongoing reporting, capital expenditure oversight, and periodic evaluation of hold, refinance, or disposition alternatives.  Specifically, the Company partners with reputable third-party property managers to execute day-to-day operations while maintaining oversight through a robust asset-management platform. Each property has an annual budget and business plan with defined KPIs such as rent growth, occupancy, collections, delinquency rates, unit-turn velocity, and capex completion. Renovation projects are overseen by experienced construction managers, with competitive bidding, detailed scopes of work, and disciplined draw processes. Leasing strategies target workforce and middle-income tenants seeking upgraded but affordable housing, with stringent resident screening and retention programs to reduce turnover.

Current Focus

The Company currently intends to focus on value-add multifamily properties primarily located in:

•Oklahoma City, Oklahoma

•Tulsa, Oklahoma

•Comparable secondary markets.

The Company expects to target workforce and middle-income multifamily communities generally ranging from approximately 50 to 500 units, where it believes value may be created through a combination of physical renovations, improved property management, operational discipline, lease-up, rent normalization, capital-expenditure planning, and capital-structure improvements.

Potential acquisition candidates may include properties with the following characteristics:

•Deferred maintenance,

•Dated unit interiors,

•Underutilized amenities,

•Occupancy or delinquency issues,

•Ownership or financing dynamics that create an opportunity to acquire at an attractive basis.

As of the date of this Offering Circular, the Company has not entered into any binding purchase agreement or other commitment to acquire a specific property, and there can be no assurance that any property will be acquired or that the properties acquired will fit into the Company’s current intended focus.

Marketing and Distribution Channels

Multi-family Housing

For each acquired property, the Company expects to:

•Engage reputable third-party property management firms to oversee day-to-day leasing, marketing, tenant screening, and on-site operations.

•The Company’s management team will monitor and supervise such property managers through regular reporting, budget reviews, capital expenditure tracking, and key performance indicator (“KPI”) monitoring, including occupancy, rent growth, collections, delinquencies, unit-turn velocity, and renovation progress.

As the portfolio grows, the Company may evaluate the internalization of certain property management functions, subject to operational readiness, Board oversight, and applicable disclosure requirements.

Branding and Tenant Engagement

The Company intends to maintain consistent branding, high-quality photography, professional property descriptions, and user-friendly booking or application interfaces. The Company may utilize targeted digital advertising, search engine optimization, and social media outreach to reinforce awareness and support sustained demand. By diversifying its marketing channels and optimizing distribution for each property type, the Company aims to enhance occupancy stability and broaden its reach across multiple renter segments.

Our Advantages

The Company intends to operate as both a manager of real estate as well as the owner of real estate, thereby removing some of the fee layers typical in a real estate fund. The following are some of the advantages that we believe that we bring to the market:

•Clarity of strategy.  Sharp strategy focus.  Single, easy-to-explain lane: value-add multifamily in targeted, under-served markets, so investors and partners always know what business we’re in.

•Type of deals.  Opportunity-driven sourcing.  Intentionally looks for potential operational, physical or capital-stack issues when they exist, where hands-on work can create value, while still being able to do cleaner deals when that’s the right move.

•Founder capital.  Founder in cornerstone assets.  The founder currently has equity in Greenlite Holdings, LLC.

•Fee layers Fewer economic layers:  Designed so investor results follow property fundamentals and platform performance, not a long chain of platform, adviser and sub-adviser fees.

•Asset visibility:  Property-level clarity – Each project is meant to have a clear “before/after” business plan that can be communicated and tracked, subject to compliance.

•Nature of exposure:  Targeted execution exposure.  Investor outcomes are tied to how well Greenlite executes specific value-add strategies in chosen markets, not just owning “more real estate.”

Management Structure and Operating Platform

The Company’s management model combines (i) a lean executive leadership core, (ii) embedded and fractional functional leaders, and (iii) specialized third-party service providers engaged under contract. This structure is intended to provide full-cycle coverage across acquisitions, construction execution, property operations, financial reporting, compliance, and investor communications.

Executives and Third-Party Providers

The Company’s operating platform is currently covered through internal leadership and a network of third-party service providers engaged for specific functions. Where relevant, the Company may engage third-party providers to support coverage across acquisitions, asset management, construction/project oversight, financial reporting, compliance, and investor communications.

The Company does not currently have any employees but is staffed by our founder and CEO and our CFO.  Currently, our executive team third party providers manage the following business functions:

•Operating Platform and Key Functions

•Acquisitions and Dispositions

•Asset Management and Property Operations Oversight

•Construction Management and Business Plan Execution

•Accounting, Finance, Audit, and Reporting

•Legal, Compliance, and Disclosure Controls

•Investor Relations, Public Relations, and Marketing Execution

•Technology and Human Resources

•Scaling the Platform

Material Agreements

The Company has not entered into any binding purchase agreements or other material contracts with respect to any specific property.

The Company may enter into agreements with entities that may be deemed an affiliate of the Company. Accordingly, any acquisition of a property would constitute an affiliated transaction.  In the event the Company pursues an affiliated transaction, the Company intends to structure the acquisition in a manner that it believes is consistent with market terms and fair to the Company and its investors. Prior to consummating any acquisition of a property, the Company expects to undertake a review process that may include, among other things:

•Evaluating the property’s leased and unleased capacity and overall operating characteristics.

•Reviewing market data, broker opinions, and information relating to comparable multifamily properties in the relevant market.

•Submitting the proposed acquisition and its material terms to the Company’s Board of Directors for review and approval.

The Company’s business plan also contemplates the potential acquisition of additional multifamily properties in comparable U.S. secondary markets through a Company-controlled acquisition entity. There can be no assurance that any such acquisitions will be completed or that acceptable terms will be obtained.

Future Services

As the Company’s portfolio and operations expand, it intends to evaluate additional services, operational capabilities, and structural features that may support asset performance, enhance oversight, and provide long-term strategic flexibility including, but not limited to, the following:

•Project management,

•Owner’s representation services to properties it owns,

•Owner’s representation services to properties to third-party partners, and

•Co-investment or advisory arrangements.

The timing and scope of any such initiatives will depend on market conditions, capital availability, regulatory considerations, and board approval, and there can be no assurance that any particular service or initiative will be implemented.

Long-term strategy

The Company’s long-term objective is to build a vertically integrated multifamily operating platform with institutional-quality governance, repeatable operating processes, and a diversified portfolio of assets. The Company seeks to grow its operating history over multiple market cycles and to maintain strategic flexibility to access public or private capital markets when conditions are favorable.

Competition

The Company operates in a competitive real estate environment and competes with a variety of market participants in the acquisition, financing, and operation of multifamily properties in secondary markets. Competitors include public and private real estate investment trusts, institutional and private equity funds, regional and local real estate operators, family offices, and individual investors, many of whom may have greater financial resources, longer operating histories, or lower costs of capital than the Company.

Competition for acquisitions is influenced by factors such as access to capital, transaction certainty, underwriting assumptions, local market knowledge, and execution capability. In certain cases, competitors may pursue different return thresholds, investment horizons, or leverage strategies, which may limit the Company’s ability to acquire properties on favorable terms.

The Company also competes with other multifamily property owners for tenants based on rental rates, location, unit quality, amenities, and property management. New supply, renovations of competing properties, or changes in local market conditions may increase competitive pressures.

In addition, the Company competes with other real estate issuers and investment platforms for investor capital, which may affect its ability to raise funds or increase its cost of capital. There can be no assurance that the Company will be able to compete successfully in all markets or that competitive pressures will not materially affect its business or results of operations.

Leverage Policy

The Company expects to use property level senior mortgage financing to fund a portion of acquisition and renovation costs. As a general guideline, the Company currently targets senior leverage of approximately 75% maximum loan to value (“LTV”) on a property by property basis, although actual leverage may vary based on market conditions, lender underwriting, interest rate environment, and the Company’s assessment of risk. The Company may also use preferred equity, mezzanine financing, or other structured capital solutions in the capital stack from time to time. Any material deviations from the Company’s leverage guidelines will be subject to management and, as applicable, Board oversight.

Regulation

The Company is subject to extensive federal, state, and local laws and regulations applicable to the ownership, operation, and management of multifamily residential properties. These laws and regulations vary by jurisdiction and are subject to change, particularly in the secondary markets in which the Company operates.

Regulatory requirements applicable to the Company’s properties include, among others, zoning and land-use regulations, building and housing codes, fire, health and safety requirements, environmental laws, fair housing and tenant-protection statutes, landlord-tenant regulations, licensing and permitting requirements, and laws governing accessibility and accommodations for persons with disabilities, including the Americans with Disabilities Act and comparable state and local laws. The Company is also subject to federal, state, and local tax laws and regulations relating to real property ownership and operations, including property taxes and transfer taxes.

Certain jurisdictions may impose additional regulations affecting multifamily housing, including rent control or rent stabilization measures, eviction moratoria or restrictions, affordable housing mandates, and enhanced tenant-protection requirements. Compliance with these regulations may increase operating expenses, restrict rent growth, limit redevelopment or repositioning activities, or otherwise adversely affect the Company’s results of operations.

Changes in the interpretation or enforcement of existing laws, or the adoption of new regulations, could further impact the Company’s business.

The Company intends to operate its properties in material compliance with applicable laws and regulations as of the date of this offering; however, there can be no assurance that future regulatory changes, enforcement actions, or compliance costs will not have a material adverse effect on the Company’s business, financial condition, or results of operations. Investors should carefully review the discussion under “Risk Factors” for additional information regarding regulatory and legal risks applicable to the Company.

Litigation

The Company is not a party to any current litigation.

THE COMPANY’S PROPERTY

As of May 29, 2026 the Company does not own any property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes for the period from October 17, 2025 (inception) through December 31, 2025, included in this Offering Circular. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. We discuss certain factors that we believe could cause or contribute to these differences below and elsewhere in this Offering Circular.

Overview

Since its incorporation on October 17, 2025, our Company has been engaged primarily in preparing to acquire properties, and developing the financial, offering and other materials to begin fundraising. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

Inception through December 31, 2025

Results of Operations

The Company is pre-revenue.  The Company’s operating expenses primarily consist of advertising and professional fees  and total operating expenses were $40,574.

Liquidity and Capital Resources

As of April 15, 2026, the Company had cash and cash equivalents of $100,000. The Company remains reliant on investor financing to support its operations and anticipates raising additional funds through Regulation A as well as through private placements.  The Company is also currently raising funds in private placements under Rule 506(c) of Regulation D.

Indebtedness

As of May 29, 2026, the Company had the following indebtedness:

•During the period from inception to December 31, 2025, non-interest-bearing advances totaling $140,574 were advanced to the Company from the CEO.

Plan of Operations and Trends

Plan of Operations

As of May 29, 2026 the Company had cash and cash equivalents of $77,000. The Company anticipates that its current cash on hand, together with anticipated proceeds from this Offering and its Regulation D offering, will be sufficient to fund operations for approximately 12 months from the date of this Offering Statement.  If the Company is unable to generate sufficient revenues or raise additional capital, it may be required to delay, scale back, or eliminate certain aspects of its business plan.

As part of our plan of operations, we intend to execute the following milestones over the course of the next 12 months:

•Successfully launch this Regulation A Offering.

•Close the acquisition of an initial multifamily property (currently targeted in Oklahoma City, Oklahoma, and Tulsa, Oklahoma or another comparable U.S. secondary market) through a Company controlled acquisition entity.

•Identify and pursue additional acquisitions consistent with the Company’s value add investment strategy, including opportunities outside Oklahoma.

•Expand the Company’s leadership, acquisitions, accounting, operational, construction management, and investor relations capabilities (using a mix of employees and contractors).

•Implement corporate and investor reporting infrastructure (investor portal, underwriting systems, budget/forecasting, construction tracking, compliance technology).

•Establish scalable office operations and administrative systems.

•Deploy offering proceeds to fund the equity portion of acquisitions and related working capital/reserves, with flexibility to adjust use of proceeds allocations based on opportunities and market conditions.

•Evaluate opportunities to acquire interests in existing sponsor affiliated assets and/or joint ventures (as strategically and financially appropriate), subject to conflicts controls and disclosure.

There can be no assurance that the Company will achieve these milestones within the expected timeframes, or at all.

Trends

The Company believes the following industry and market trends are material to its business as a real estate operating company focused on multifamily housing in secondary markets:

Population Migration to Secondary Markets

Many secondary markets have experienced population inflows driven by relative housing affordability, employment opportunities, and quality-of-life considerations, supporting demand for rental housing.

Affordability-Driven Rental Demand

Elevated home prices and higher mortgage interest rates have constrained homeownership affordability, contributing to sustained demand for multifamily rental housing, particularly in lower-cost secondary markets.

Capital Market Volatility

Rising interest rates and tighter credit conditions have reduced transaction volumes and created pricing dislocations in the multifamily sector, potentially presenting acquisition opportunities while also increasing financing costs and operational risk.

Emphasis on Operational Performance

Industry participants have increasingly focused on active asset management, expense control, and selective value-add improvements to maintain competitiveness, rather than relying solely on rent growth.

Regulatory and Policy Uncertainty

State and local governments continue to evaluate tenant-protection measures, rent regulations, and affordable housing initiatives, which may increase compliance costs or limit operational flexibility.

Construction and Supply Constraints

Higher construction costs, labor shortages, and longer development timelines have constrained new multifamily supply in many secondary markets, potentially supporting occupancy at existing properties while increasing renovation and redevelopment costs.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full-time
Executive Officers
Jonathan Lewis	CEO	39	October 2025 - Present	Full Time
Jonathan Lewis	COO	39	October 2025 - Present	Full Time
Ken Jones	CFO	64	October 2025 - Present	Part Time
Directors
Jonathan Lewis	Director	39	October 2025 - Present
Rod Turner	Director	69	February 11, 2026 - Present

The Company has entered into indemnification agreements with its officers and directors. These agreements generally require the Company to indemnify such persons to the fullest extent permitted by applicable law for certain liabilities and expenses incurred in connection with claims arising from their service to the Company.

Jonathan Lewis:  Founder, Chief Executive Officer, Chief Operating Officer and Director

Mr. Lewis has served as the Company’s Founder, Chief Executive Officer and Chief Operations Officer since October, 2025.  He has over 15 years of experience in the multifamily real estate industry, with experience spanning acquisitions, operations, and capital formation. Prior to forming the Company, Mr. Lewis co-founded Greenlite Holdings, LLC (“Greenlite LLC”) in 2013, where he and his partners were involved in the acquisition, development, and management of more than 2,500 multifamily units with aggregate project costs of approximately $155 million.

Projects sponsored or operated by Greenlite LLC include:

•The Restoration on Candlewood, Oklahoma City, OK (“Candlewood”)

oA 328 unit multifamily property repositioned into competitive Class B housing through a value-add renovation program.  Greenlite LLC sold the Candlewood in 2023.

•Highpoint Creek (Oklahoma City, OK)

oA 252-unit multifamily property currently undergoing a comprehensive repositioning and operational enhancement strategy.

From 2018 to 2024, Mr. Lewis also managed a registered investment advisory firm, where he oversaw investment strategies and capital allocation for real estate and alternative investment vehicles.

Ken Jones:  Chief Financial Officer

Mr. Jones has served as the Company’s Chief Financial Officer since October 2025. Simultaneously, he serves as a senior professional at Richey May & Co., LLP, a public accounting and advisory firm specializing in real estate, investment management, and financial services. In this role, which he has held since January 2020, Mr. Jones has led budgeting, forecasting, treasury management, financial reporting, audit coordination, and tax planning engagements for real estate operating companies and investment funds. As Chief Financial Officer, Mr. Jones is responsible for overseeing the Company’s accounting policies, internal controls, and financial reporting processes, including the development of systems designed to support public-company level reporting and compliance.

Rod Turner:  Director

Mr. Turner has served as a director of the Company since February, 2026. He is the founder and Chief Executive Officer of Manhattan Street Capital, a capital markets advisory firm he founded in 2015, which focuses on public offerings and alternative financing transactions. Mr. Turner has advised on numerous initial public offerings and public company capital transactions. As an independent director, he provides guidance to the Company with respect to capital markets strategy, corporate governance, and regulatory matters.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Jonathan Lewis

From inception to December 31, 2025, we did not compensate Jonathan Lewis our sole director during that period and our CEO and COO.

Ken Jones

The Company has engaged WSRP Advisory LLC (“WSRP”) to perform weekly, monthly, quarterly and annual financial services, including but not limited to performing CFO duties.  Pursuant to this engagement agreement the Company intends to pay WSRP up to $235 per hour for services rendered.  Currently, Mr. Jones works approximately 20 hours per week pursuant to this agreement.  As of December 31, 2025 the Company paid WSRP $5,127.50 for services rendered.

Rod Turner

Mr. Turner became of director in February 2026.  Mr. Turner was granted 525,015 shares of Class A Common Stock on February 11, 2026.  The shares are restricted and vest 1/36 each month for his continued service as a director of our Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table displays, as of May 29, 2026, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)(3)(4)
Class B Common Stock	Jonathan Lewis	17,500,500	0	100%
Class A Common Stock	Rod Turner	525,015 (4)(5)(6)	260,000 (6)	100%

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Greenlite Holdings, Inc., 101 Park Ave, Suite 1300, Oklahoma City, OK 73102
(2)

The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

(3)	Percentage ownership is based on 18,025,515 shares of Common Stock outstanding as of May 29, 2026.
(4)

Shares of Class A Common Stock are entitled to 1 vote per share and shares of Class A Common Stock are entitled to 8 votes per share.  As a percentage of voting power Mr. Lewis currently holds 99.6% of the voting power and Mr. Turner 0.4%.

(5)

Mr. Turner’s shares are restricted and vest 1/36 monthly beginning on February 11, 2026.  If he is no longer a director during the vesting period, the Company has a repurchase option for the unvested shares.

(6)

Pursuant the MSC Engagement Agreement, MSC receives $10,000 of value of ten-year cashless exercise warrants priced at 50% of the initial price for the securities that will be sold in this Offering, paid monthly.  As of May 29, 2026 MSC has received 260,000 warrants.  Rod Turner is the Founder and CEO of MSC.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Conflicts of Interest

General

The Founder of the Company is also a key professional of Greenlite Holdings, LLC and has legal obligations with respect to those entities that are similar to their obligations to the Company. We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us. Additionally, we do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us.

Loans

During the period from inception to December 31, 2025, non-interest-bearing advances totaling $140,574 were advanced to the Company from the CEO.

Allocation of Acquisition Opportunities

From time to time, the Company may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors and under Regulation D or Regulation A or otherwise.

Allocation of the Company’s Affiliates’ Time

The Company relies on real estate professionals and other consultants who act on behalf of the Company for the day-to-day operation of their respective businesses.

Specifically, Mr. Lewis is the Chief Executive Officer of the Company and the Chief Executive Office of Greenlite Holdings, LLC.

Further, Rod Turner, a director of the Company, is the founder and Chief Executive Officer of Manhattan Street Capital, a capital markets advisory firm that provides consulting and advisory services to companies seeking to raise capital through public and private offerings, including Regulation A offerings. In the ordinary course of his business, Mr. Turner advises and provides services to other issuers that may compete with the Company for investor attention, capital, or financing opportunities. As a result, Mr. Turner may have conflicts of interest in allocating his time and resources between the Company and other clients or business interests.

Manhattan Street Capital

Manhattan Street Capital has been engaged by the company to provide advisory services to the Company.  In addition, Manhattan Street Capital may provide advisory services to issuers operating in similar industries, for which it may receive customary fees. The Company has not adopted a formal policy requiring directors to present business opportunities to the Company before pursuing such opportunities independently, and Mr. Turner may become aware of investment or financing opportunities that are appropriate for other clients but not offered to the Company.

The Company believes that Mr. Turner’s experience in capital markets and public offerings provides valuable insight to the Company; however, investors should consider the potential conflicts of interest arising from Mr. Turner’s other business activities.

Fees paid to Manhattan Street Capital:

•Advisory retainer fee of $10,000 USD paid monthly.

•$10,000 of value of ten-year cashless exercise warrants priced at 50% of the initial price for the securities that will be sold in this Offering, paid monthly.

MSC technology admin and service fees

•$25.00 USD per investment in this Offering

•$25.00 value of ten-year cashless exercise warrants priced at 50% of the initial price for the securities that will be sold in this Offering.

•For investments made by US IRA accounts, Trusts or by US companies, LLCs or LPs, MSC charges a per investment technology, admin, and service fee of $100 plus $100 value of warrants priced at 50% of the initial price for the securities that will be sold in this Offering.

•For investments made by US Investment Entities (VC firms, Private Equity firms, Family Offices, investment management companies and similar), MSC charges a per investment technology, admin, and service fee of $5,000 plus $5,000 value of warrants priced at 50% of the initial price for the securities that will be sold in this Offering.

SECURITIES BEING OFFERED

General

The Company is offering Class A Common Stock to investors in this Offering. Under this Offering Statement, of which this Offering Circular is part, the Company is selling up to 37,500,000 shares of Class A Common Stock, consisting of 31,250,000 shares being sold for cash consideration and 6,250,000 available for issuance as Bonus Shares.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

The total number of shares of all classes of stock which the Company shall have the authority to issue is 126,451,000.  Consisting of the following:

•Common Stock

o100,451,000 shares of Common Stock, $0.0001 par value per share consisting of 82,950,500 shares of Class A Common Stock, $0.0001 par value per share and 17,500,500 shares of Class B Common Stock, $0.0001 par value per share.

•Preferred Stock

o26,000,000 shares of authorized Preferred Stock, $0.0001 par value per share of which 26,000,000 shares are designated as Series A-1 Preferred Stock

As of the date of this Offering Circular there are:

•525,015 shares of Class A Common Stock issued and outstanding.

•17,500,500 shares of Class B Common Stock issued and outstanding.

•0 shares of Series A-1 Preferred Stock issued and outstanding.

Each share of our Class B Common Stock is entitled to eight votes per share while are our Class A Common Stock has one vote per share and our Series A-1 Preferred Stock is entitled the number of votes per share it is had been converted into Class A Common Stock. See “Common Stock – Voting Rights” and “Preferred Stock – Voting Rights” below for further details.

Common Stock

General

Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that our Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to eight votes per share.

Voting Rights

•Each share of Class A Common Stock entitles the holder to one vote.

•Each share of Class B Common Stock entitles the holder to eight votes.

Except where otherwise required by law or specified in the Amended and Restated Certificate of Incorporation, Class A and Class B Common Stock vote together as a single class.

As a result of this structure, the Company’s Founder and holders of Class B Common Stock will generally retain voting control of the Company, even if they hold a minority of the Company’s total outstanding equity.

Dividend and Liquidation Rights

The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock.

Conversion of Class B Common Stock

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the election of the holder.

On any transfer of shares of Class A Common Stock, whether or not for value, each such transferred share will automatically convert into one share of Class B Common Stock, except for certain transfers described in our certificate of incorporation, including certain transfers for tax and estate planning purposes, transfers approved by our Board, and transfers to certain family members.

This is designed to preserve founder control while restricting transferability.

Once converted, shares of Class B Common Stock may not be reissued.

Preferred Stock

Series A-1 Preferred Stock

Voting Rights

Holders of Series A-1 Preferred Stock vote together with holders of Common Stock on an as-converted basis.  Each share of Series A-1 Preferred Stock carries the number of votes equal to the number of shares of Class A Common Stock into which it may be converted.

Conversion Rights

Each share of Series A-1 Preferred Stock is convertible at any time, at the option of the holder, into shares of Class A Common Stock based on the conversion ratio set forth in the Amended and Restated Certificate of Incorporation.

Mandatory Conversion Upon Liquidity Event

All outstanding Series A-1 Preferred Stock will automatically convert into Class A Common Stock upon the occurrence of certain liquidity events, including:

•A firm-commitment underwritten public offering (IPO);

•A direct listing of the Company’s securities on a national securities exchange; or

•Another liquidity event approved by the requisite holders of the Series A-1 Preferred Stock.

Liquidation Preference

Upon any liquidation, dissolution, winding up, sale of the Company or other change-of-control transaction, holders of Series A-1 Preferred Stock are entitled to receive, before any distribution to Common Stockholders, the greater of:

•100% of the original issue price ($1.00) of the Series A-1 Preferred Stock, plus any declared but unpaid dividends; or

•The amount the holder would receive if the Series A-1 Preferred Stock were converted into Class A Common Stock immediately prior to such transaction.

Anti-Dilution Protection

With certain exceptions, the conversion price of the Series A-1 Preferred Stock is subject to adjustment if the Company issues shares of Common Stock or securities convertible into Common Stock at a price below the then-effective conversion price.  Certain issuance will not count toward anti-dilution protections, meaning even if these securities are issued at a lower price that the ones you purchase, your conversion price will not be adjusted. These issuances include:

•shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement;

•shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services

•shares of Series A Preferred Stock; or

•shares of Common Stock sold pursuant to an Offering Statement qualified pursuant to Regulation A of the Securities Act prior to February 28, 2028.

Protective Provisions

So long as any Series A-1 Preferred Stock remains outstanding, the Company may not, without the approval of the holders of a majority of the Series A-1 Preferred Stock amend, alter or repeal any provision of this Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the special rights, powers and preferences of the Preferred Stock (or any series thereof).

Provisions of Note in the Company’s Subscription Agreement

Forum Selection Provision

The exclusive forum provisions in the Company’s Amended and Restated Certificate of Incorporation, and the subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the Company and could limit an investor’s ability to obtain a favorable judicial forum for disputes. The Company’s Amended and Restated Certificate of Incorporation, provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;
•	any action asserting a breach of fiduciary duty;
•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and
•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

Further, the federal district courts of the United States will be the exclusive forum for the any complaint brought under the federal securities laws. Section 27 of the Exchange Act creates exclusive federal jurisdiction over Exchange Act actions. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain Securities Act claims.

Further, under Section 6 of the subscription agreement investors agree to resolve disputes arising under the subscription agreement that the Court of Chancery of the State of Delaware are the exclusive forums for the purpose of any suit, action or other proceeding arising out of or based upon the agreement; except for such suits, actions and proceeded brought under the federal securities laws in which the federal district courts of the United States will be the exclusive forum, which would include claims under the Exchange Act and the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, other than claims arising under federal securities laws. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

PLAN OF DISTRIBUTION

The Company is offering Class A Common Stock to investors in this Offering. Under this Offering Statement, of which this Offering Circular is part, the Company is selling up to 37,500,000 shares of Class A Common Stock, consisting of 31,250,000 shares being sold for cash consideration and 6,250,000 available for issuance as Bonus Shares. Pursuant to SEC rules, this Offering may continue until three years from the initial qualification of the Offering by the SEC. We intend for this Offering to continue for three years following qualification by the SEC, or until sooner terminated by the Company.

The minimum investment amount is $250 or 125 shares of Class A Common Stock.

The Company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on www.manhattanstreetcapital.com/Greenlite.  The Company is not currently selling the shares through commissioned sales agents or underwriters.

The Company is offering securities in all states except for the State of Washington.

Bonus Shares

After subscribing for the full price for the purchased securities, certain investors in this Offering are eligible to receive additional shares of Common Stock equal to an amount that is 20% of the number of shares purchased for no additional consideration paid (“Bonus Shares”).

Investors will not be required to provide additional consideration, whether cash or non-cash, in order to receive Bonus Shares. Those investors not eligible for the maximum value of Bonus Shares will experience additional dilution compared to investors receiving the maximum amount of 20% Bonus Shares.

Bonus Shares have identical rights, privileges, preferences as well as restrictions to the shares of Class A Common Stock purchased. The Investor Processing Fee will be assessed on the full share price of $2.00and not the effective, post bonus, price, but will not charge any fee on the Bonus Shares. The Company will absorb the cost of the issuance of the Bonus Shares. Up to 6,250,000 Bonus Shares are available in this Offering.  Bonus Shares will be issued at each closing concurrently with the issuance of the purchased Class A Common Stock, following acceptance of the investor’s subscription and receipt of full payment.

  Bonus Shares will be available as follows:

Investment Amount	Bonus Shares (%)	Total Bonus Shares Received
$250 to $999	0%	No additional shares
$1,000 to $2,499	5%	5% additional shares
$2,500 to $4,999	10%	10% additional shares
$5,000 to $9,999	15%	15% additional shares
$10,000+	20%	20% additional shares

*Bonus Shares are cumulative and may stack, subject to a maximum aggregate Bonus Shares of 20% per investor, of their total purchase amount of Class A Common Stock.

Process of Subscribing

All subscriptions for the Securities must be made by the execution and delivery of the Subscription Agreement in the form included as Exhibit 4.1 to this Offering Circular.   Subscriptions are not binding on us until accepted by us. The Company has the right to refuse to sell the Securities to any prospective investor or any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the Company in connection with such prospective investor subscription. In addition, in the Company’s sole discretion, it may establish a limit on the purchase of Securities by particular prospective investors.

To subscribe for the Securities, each prospective investor must:

1.Go to www.manhattanstreetcapital.com/Greenlite and complete the user registration.

2.Navigate to open prospective offering page, click on the “Invest” button; that will open the investment process;

3.Complete subscribe information and review an sign the subscription agreement;

4.Complete profile setup and enter payment details.

5.Based on your account status, the Company may ask an Investor to provide identification or accreditation proof documents before accepting the subscription.

Any potential investor will have ample time and is advised to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

Fees

Fees paid to Manhattan Street Capital

•Advisory retainer fee of $10,000 USD paid monthly.

•$10,000 of value of ten-year cashless exercise warrants priced at 50% of the initial price for the securities that will be sold in this Offering, paid monthly.

MSC technology admin and service fees

•$25.00 USD per investment in this Offering

•$25.00 value of ten-year cashless exercise warrants priced at 50% of the initial price for the securities that will be sold in this Offering.

•For investments made by US IRA accounts, Trusts or by US companies, LLCs or LPs, MSC charges a per investment technology, admin, and service fee of $100 plus $100 value of warrants priced at 50% of the initial price for the securities that will be sold in this Offering.

•For investments made by US Investment Entities (VC firms, Private Equity firms, Family Offices, investment management companies and similar), MSC charges a per investment technology, admin, and service fee of $5,000 plus $5,000 value of warrants priced at 50% of the initial price for the securities that will be sold in this Offering.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Transfer Agent and Registrar

The Company has engaged Colonial Stock Transfer as their transfer agent.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Greenlite Holdings Corp

Financial Statements

Period ended December 31, 2025

Greenlite Holdings Corp

INDEPENDENT AUDITOR’S REPORT

To the Stockholder

of Greenlite Holdings Corp

Opinion

We have audited the accompanying financial statements of Greenlite Holdings Corp (the “Company”), which comprises the balance sheet as of December 31, 2025 and the related statements of operations, statements of changes in stockholders’ equity, and the statements of cash flows for the period from October 17, 2025 (date of inception) to December 31, 2025 and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and the results of its operations and its cash flows for the period from October 17, 2025 (date of inception) to December 31, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Assurance Dimensions

Coral Springs, Florida

April 14, 2026

Greenlite Holdings Corp

Balance Sheet

As of December 31, 2025

2025
Assets
Current Assets
Cash	$100,000
TOTAL ASSETS	$100,000

Liabilities and Stockholders' Equity

Current Liabilities
Due to shareholder	$140,574
Total Current Liabilities	140,574

Stockholders' Equity
Paid in capital	-
Retained earnings	(40,574)
Total Stockholders' Equity	(40,574)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$100,000

Greenlite Holdings Corp

Statement of Operations

For the period from inception October 17, 2025 to December 31, 2025

EXPENSES
Advertising	5,500
Professional fees	35,074
Total operating expenses	40,574

LOSS FROM OPERATIONS	(40,574)

OTHER INCOME (EXPENSES)	-

NET LOSS	$(40,574)

Greenlite Holdings Corp

Statement of Stockholders' Equity

For the period from inception October 17, 2025 to December 31, 2025

	Paid in	Retained	Total
	Capital	Earnings	Stockholders' Equity

Balance at inception	$-	$-	$-
Net loss	-	(40,574)	(40,574)
Balance at December 31, 2025	$-	(40,574)	(40,574)

Greenlite Holdings Corp

Statement of Cash Flows

For the period from inception October 17, 2025 to December 31, 2025

2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(40,574)
Adjustments to reconcile net loss to net cash used in operating activities:	-
Net cash used in operating activities	(40,574)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from shareholder	140,574
Cash provided by financing activities	140,574

NET INCREASE IN CASH	100,000

Cash at beginning of year	-
Cash at end of year	$100,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$-
Cash paid during year for income taxes	$-

Greenlite Holdings Corp

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2025

NOTE 1 - Business Description

The Company’s was incorporated on October 17, 2025, and the corporate office is located at 10 West Broadway, Ste 700, Salt Lake City, Utah 84101.

The Company Greenlite Holdings, Corp with rents originating in the United States, with a primary emphasis on stressed residential real estate.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation - The accompanying financial statements have been prepared by the Company in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at December 31, 2025, and for the period from inception to December 31, 2025, have been made.

Accounting Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

Revenue Recognition – The Company’s revenue will be derived primarily from rents. The Company recognizes revenue in accordance with ASC Topic No. 606. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that superseded nearly all existing revenue recognition guidance under prior GAAP and replaced it with a principles-based approach for determining revenue recognition. The core principle of the standard is the recognition of revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In general, we determine revenue recognition by: (1) identifying the contract, or contracts, with our customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to performance obligations in the contract; and (5) recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

The Company recognizes revenue when the customer has a leased space under contract for the month being reported or determinable and collectability is reasonably assured.

Segment Reporting - We manage the Company as one reportable segment, Greenlite Holdings, Corp. Rents are the source of our revenues. The segment information aligns with how the Company’s Chief Operating Officer (“COO”) reviews and manages our business. The Company’s COO is the Company’s President.

Greenlite Holdings Corp

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2025

NOTE 2 – Summary of Significant Accounting Policies (continued)

Financial information and annual operating plans and forecasts are prepared and are reviewed by the CFO. CFO assesses performance for Membership rent segment and decides how to allocate resources based on revenue and net income that is reported on the Statements of Operations. The Company’s objective in making resource allocation decisions is to optimize the financial results.

For our single reportable segment-level financial information, total assets, and significant non-cash transactions, see the Financial Statements.

NOTE 3 – Related Party Transactions

During the period from inception to December 31, 2025, non-interest-bearing advances totaling $140,574 were advanced to the Company from the main shareholder.

NOTE 4 – Stockholders’ Equity

The Company has 1,500 shares authorized for issuance pursuant to its articles of incorporation, (“Charter”). As of December 31, 2025 no shares have been issued.

NOTE 5 – Income Taxes

The Company accounts for income taxes using the asset and liability method. As of December 31, 2025, the Company had net operating loss carry forwards of $40,574, which may be used to offset against future taxable income. The loss carry forwards had a full reserve as of December 31, 2025.

NOTE 6 – Subsequent Events

Effective March 4, 2026 the Company amended and restated its Articles of Incorporation with the following amendments:

•The Company changed its name from Greenlite Holdings Corp to Greenlite Holdings, Inc.

•The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 126,451,000.

•The Corporation has two classes of stock, referred to as Common Stock and Preferred Stock. There are 100,451,000 shares of authorized Common Stock, $0.0001 par value per share (“Common Stock”), and 26,000,000 shares of authorized Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which 26,000,000 shares of Preferred Stock are designated as “Series A-1 Preferred Stock” (the Series A-1 Preferred Stock shall as be referred to as “Series A Preferred Stock”).

•The class of Common Stock shall be subdivided into two series consisting of 82,950,500 shares designated as Class A Common Stock, (the “Class A Common Stock”), and 17,500,500 shares designated as Class B Common Stock (the “Class B Common Stock”).

Greenlite Holdings Corp

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2025

NOTE 6 – Subsequent Events (continued)

•Immediately upon the effectiveness of the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), without any further action by the Corporation or any holder of capital stock of the Corporation, each one (1) share of common stock, par value $0.001 per share, of the Corporation (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as one thousand one hundred and sixty seven (1,167) shares of Class B Common Stock, par value $0.0001 per share (the “Stock Split”), which shares of Class B Common Stock shall be fully paid and nonassessable.

Subsequent events have been evaluated through April 14, 2026, which is the date the financial statements were available to be issued.

EXHIBITS

Exhibit No.	Title of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Certificate of Incorporation	1-A				X
2.2	Amended and Restated Certificate of Incorporation	1-A				X
2.3	Bylaws	1-A				X
4.1	Form of Subscription Agreement	1-A				X
6.1	Manhattan Street Capital Engagement Agreement	1-A				X
6.2	Restricted Stock Purchase Agreement between the Company and Rod Turner	1-A				X
11.1	Consent of Independent Auditor	1-A				X
12.1*	Opinion of Counsel	1-A				X

*To be filed by Amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, State of Oklahoma, on, May 29, 2026.

Greenlite Holdings, Inc.

By	/s/ Jonathan Lewis
Jonathan Lewis Chief Executive Officer
Greenlite Holdings, Inc.
Date: May 29, 2026

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Jonathan Lewis
Jonathan Lewis, Chief Executive Officer and Director
Date: May 29, 2026

/s/Ken Jones
Ken Jones, Principal Financial and Accounting Officer
Date: May 29, 2026

/s/Rod Turner
Rod Turner, Director
Date: May 29, 2026